Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251911) pertaining to the 2020 Share Option Plan of Chindata Group Holdings Limited of our reports dated April 29, 2022, with respect to the consolidated financial statements of Chindata Group Holdings Limited and the effectiveness of internal control over financial reporting of Chindata Group Holdings Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP

Beijing, The People’s Republic of China

April 29, 2022